                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY

                          EYETECH PHARMACEUTICALS, INC.

                                WARRANT AGREEMENT

         This Warrant Agreement, dated as of March 31, 2000 (this "Agreement"), between EyeTech Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Gilead Sciences, Inc., a Delaware corporation ("Gilead").

         WHEREAS, the Company and Gilead have entered into a license agreement, whereby Gilead will license rights to a certain drug to the Company (the "License"); and

         WHEREAS, in partial consideration of the License, the Company is willing to issue warrants for its capital stock to Gilead;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Gilead hereby agree as follows:

         SECTION 1. Grant of Warrant. Subject to the terms of this Warrant Agreement, the Company hereby issues and grants to Gilead and its successors and assigns (collectively, the "Holder") a Warrant (the "Warrant") to purchase 833,333 shares of Series B Convertible Preferred Stock of the Company ("Series B Preferred") upon notice to the Company and payment of a per share Exercise Price of $6.00 ("Exercise Price") at any time from the date hereof until 5p.m., New York time, March 30, 2005 (the "Exercise Period"). The shares of Series B Preferred subject to the Warrant are sometimes referred to herein as the "Warrant Shares." The number of Warrant Shares and the Exercise Price shall be adjusted from time to time as set forth in this Agreement.

         SECTION 2. Exercise of Warrant. (a) General. The Warrant may be exercised, in whole or in part, by presentation and surrender of the Warrant Certificate, a form of which is attached hereto as Exhibit A (the "Warrant Certificate"), to the Company at its principal office, or at the office of its share transfer agent, if any, along with (i) the Notice of Exercise, a form of which is attached hereto as Exhibit B ("Exercise Form"), duly executed by an authorized officer or representative of the Holder, which Exercise Form shall specify the number of Warrant Shares to be issued to the Holder upon such exercise, and (ii) a certified or cashiers check in the amount of the aggregate Exercise Price for the Warrant Shares being issued (unless the Warrant is being exercised on a net issuance basis in accordance with Section 2(b) of this Agreement, in which case no payment need be made). The date that the Warrant Certificate, the Exercise Form and, if applicable, the Exercise Price are received by the Company in accordance with this Section 2(a) is referred to herein as the "Exercise Date." As soon as practicable after the Exercise Date, but not later than seven (7) days from the Exercise Date, the Company shall issue and deliver to the Holder a certificate for the Warrant Shares issuable upon such exercise, which certificate shall be registered in the name of the Holder (or, if shares of Series B Preferred are not represented by certificates at the time of such exercise, the Warrant Shares shall be duly registered and recorded in the name of the Holder in the stock transfer and ownership books of the Company). If the Warrant is exercised in part at any time, the Company shall, upon surrender of the Warrant Certificate for cancellation, execute and deliver a new Warrant Certificate on the same terms as the former Warrant Certificate evidencing the rights of the Holder thereof to acquire the remainder of the Warrant Shares. Upon receipt by the Company of the Warrant Certificate, the aggregate Exercise Price and the Exercise Form at its office (or by the share transfer agent of the Company at its office, if any), the Holder shall immediately be deemed to be the holder of record of the Warrant Shares issuable upon such exercise even if (i) such Warrant Shares have not yet been duly registered in the name of the Holder or its designee, or (ii) the certificate, if any, representing such Warrant Shares shall not then be physically delivered to the Holder or its designee.

                  (b) Net Issue Exercise. In lieu of exercising the Warrant via cash payment, the Holder may elect to receive shares equal to the value of the Warrant by surrender of the Warrant Certificate to the Company at its principal office together with the Exercise Form by means of a net issuance exercise, in which event the Company shall issue to the Holder a number of shares of Series B Preferred Stock of the Company computed using the following formula:

                     X=Y(A-B)
                     --------
                        A

Where         X    =   the number of Warrant Shares to be issued to the Holder.

              Y    =   the number of Warrant Shares purchasable under the
                       Warrant or, if only a portion of the Warrant is being exercised, the number of Warrant Shares being purchased.

              A    =   the Fair Market Value (as defined below) of one
                       Warrant Share (at the date of such calculation).

              B    =   the Exercise Price (as adjusted to the date of such
                       calculation).

         If the above calculation results in a negative number, then no shares of Series B Preferred Stock shall be issued or issuable upon conversion of this Warrant.

                  (c) Fair Market Value. For purposes of this Agreement, the Fair Market Value of one Warrant Share shall mean with respect to each share of Series B Preferred or Common Stock, as appropriate:

                           (i) if the exercise is in connection with an initial public offering of the Common Stock, and if the Company's registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission (the "SEC"), then the fair market value per share shall be the product of (x) the initial "Price to Public" specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Series B Preferred is convertible at the time of such exercise;

                           (ii) if this Warrant is exercised after, and not in connection with the Company's initial public offering, and:
                  (A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a 5 day period ending three days before the

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                  day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Series B Preferred is convertible at the time of such exercise; or (B) if the Common Stock actively is traded over the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the 5 day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Series B Preferred is convertible at the time of such exercise;

                           (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ system or the over-the-counter market, the current fair market value of Series B Preferred shall be determined in good faith by Board of Directors of the Company, taking into consideration, among other factors, the sales price per share which the Company could reasonably obtain from a willing buyer that is not a current employee or director, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of Series B Preferred shall be deemed to be the value received by the holders of the Company's Series B Preferred on a common equivalent basis pursuant to such merger or acquisition.

                  (d) Stock Certificates. In the event of any exercise of the rights represented by the Warrant, certificates for the Series B Preferred so purchased shall be delivered to the Holder within a reasonable time.

         SECTION 3. Representations, Warranties and Acknowledgments. The Holder represents and warrants to the Company as follows:

                  (a) Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly qualified or licensed to do business as a foreign corporation, in good standing in all jurisdictions where the failure of which would materially adversely effect the Holder's business.

                  (b) Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company.

                  (c) Holder understands that the Warrant Shares issuable upon exercise of the Warrant have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, as a result, the Warrant Shares may not be assigned, transferred or otherwise conveyed unless registered under the Securities Act or an exemption from such registration is available.

                  (d) Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

                  (e) Holder has had an opportunity to discuss the Company's business, management, and financial affairs with its management and the opportunity to review the Company's facilities. It has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. It understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

                  (f) This Agreement, when executed and delivered by the Holder, will constitute valid and legally binding obligations of the Holder.

                  (g) The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         SECTION 4. Representations, Warranties and Acknowledgments of the Company. The Company represents and warrants to the Holder that:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions where the failure of which would materially adversely effect the Company's business.

                  (b) The Company has all requisite power and authority to enter into and perform all of its obligations under this Agreement, to issue the Warrant Shares and to carry out the transactions contemplated hereby. The Company has taken all corporate action necessary to authorize it to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (c) This Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.

         SECTION 5. Availability of Warrant Shares. The Company covenants and agrees that all of the Warrant Shares that are required to be issued upon the exercise of the Warrant will, upon issuance, be (i) duly authorized, validly issued, fully paid and nonassessable and free from any and all preemptive and other rights of any person or entity, and (ii) free of all taxes, liens and charges. The Company further covenants and agrees that the Company will have authorized and reserved a sufficient number of unissued shares of Series B Preferred, and shares of Common Stock into which the Warrant Shares are convertible, to satisfy the Company's obligations to issue Warrant Shares as and when required pursuant to the terms of this Warrant. The Company will take all such action as may be reasonably necessary or appropriate to assure that all of the

Warrant Shares required to be issued pursuant to this Agreement will be issued as and when provided herein without violation of any applicable law or regulation.

         SECTION 6. No Fractional Shares. No fractional shares or script representing fractional shares shall be issued upon the exercise of the Warrant. With respect to any fraction of a Warrant Share required to be issued upon any exercise of the Warrant, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the then Fair Market Value of such Warrant Share.

         SECTION 7.        Loss, Theft, Destruction or Mutilation of Warrant.
Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of the Warrant Certificate, and in the case of loss, theft or destruction of reasonably satisfactory indemnification, and in the case of mutilation, upon surrender and cancellation of the Warrant Certificate, the Company will execute and deliver to the Holder a new Warrant Certificate on the same terms as the former Warrant Certificate.

         SECTION 8. Rights of the Holder. The Holder shall not, by virtue of this Agreement, be entitled to any rights of a stockholder of the Company, either at law or equity, and the rights of the Holder shall be limited to those set forth in this Agreement.

         SECTION 9. Adjustment Provisions. (a) In the event that the Company shall at any time during the Exercise Period (i) declare a dividend on the Series B Preferred or Common Stock payable in shares of Series B Preferred or Common Stock, (ii) subdivide the outstanding Series B Preferred or Common Stock, (iii) combine the outstanding Series B Preferred or Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Series B Preferred or Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving entity), the number and kind of shares of capital stock issuable on such date, and the number and kinds of shares into which such issued shares of capital stock are convertible, shall be proportionately adjusted so that the Holder, after such time, shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the Warrant had been exercised immediately prior to such date, it would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) No adjustment under this Section 9 shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares issuable immediately prior to such adjustment; provided, however, that any adjustments, which by reason of this
Section 9(b) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.

                  (c) Whenever the number of Warrant Shares purchasable upon exercise of the Warrant is adjusted pursuant to this Section 9, the Exercise Price payable upon exercise of the Warrant shall be adjusted accordingly.

                  (d)      If, as a result of an adjustment made pursuant to
Section 9(a) of this Agreement, the Holder shall become entitled to receive any share of capital stock of the

Company other than shares of Series B Preferred or Common Stock, the number of such other shares so receivable upon exercise of the Warrant shall be subject to adjustment from time to time in a manner and on terms as consistent as practicable with the provisions of this Section 9.

                  (e) In the event that an adjustment under this Section 9 be made effective as of a record date for a specified event, the Company may elect to defer the issuance of any or all of the Warrant Shares to the Holder (and such other securities as may be issuable to the Holder pursuant to this Section 9) until such specified event shall have occurred.

                  (f) At such times as the Company issues or completes any sale of Common Stock or securities convertible into Common Stock (each, a "New Financing") to any third party other than an officer, director, employee or service provider (a "New Investor"), the Holder will have a pre-emptive right to subscribe for such number and kinds of securities at the same purchase price per share or unit paid by the New Investor in such New Financing so as to preserve such Holder's equity ownership in the Company as of the date immediately before the closing of the New Financing. The terms of the Holder's pre-emptive rights shall be more fully set forth in the Certificate of Incorporation of the Company; provided, however, such Holder hereunder shall have no more favorable rights than those granted to other holders of the Company's Series B Preferred.

         SECTION 10. Miscellaneous. (a) All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (ii) transmitted by hand delivery, or (iii) sent by nationally recognized overnight delivery service, in each case addressed as follows:

        (i)      If to the Investor, as follows:

                 Pursuant to the contact information set forth in the Securities Purchase Agreement for such Investor

                 If to EyeTech, as follows:

                 Eyetech Pharmaceuticals, Inc.
                 300 East 42nd Street
                 Third Floor
                 New York, NY  10017
                 Facsimile:  (212) 883-8883
                 Attn:  Chief Executive Officer

                 With a copy to:

                 Duval & Stachenfeld LLP
                 300 East 42nd Street
                 3rd Floor
                 New York, New York 10017
                 Facsimile:  (212) 883-8883

                 Attention:  Harsha Murthy

or, in each case, at such other address as may be specified in writing to the other parties to this Agreement.

                  (b) This Agreement (i) constitutes the entire agreement and understanding between the parties to this Agreement with respect to the subject matter of this Agreement, and (ii) supersedes all prior agreements and understandings, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement.

                  (c) If any term or provision of this Agreement, or the application thereof to any person or entity or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to any other person or entity or under any other circumstance shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  (d) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof.

                  (e) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT, OR IN RESPECT OF ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT THE MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(a) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

                  (f) EACH PARTY TO THIS WARRANT AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY

JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 10(F).

                  (g) This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their permitted heirs, successors and assigns.

                  (h) Neither this Agreement, the Warrant Certificate nor the Warrant Shares may be transferred, assigned or otherwise conveyed, in whole or in part, to any person or entity at any time without the prior written consent of the Company. The Company may assign, transfer or otherwise convey any or all of its rights or obligations under this Agreement to any person or entity without obtaining the prior written consent of the Holder.

                  (i) No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the party to this Agreement against whom enforcement of the amendment, modification, discharge or waiver is sought. Any waiver granted by a party to this Agreement shall only constitute a waiver with respect to the specific matter described in such waiver and shall in no way impair the rights of such party in any other respect or at any other time. The failure of any party to this Agreement to enforce any provision of this Agreement or to exercise any right or privilege under this Agreement on one or more occasions shall not be construed as a waiver of any breach or default, or as a waiver of any rights or privileges, under this Agreement.

                  (j) The parties to this Agreement acknowledge that the transactions contemplated by this Agreement are unique and that damages may be an inadequate remedy for any failure to consummate such transactions as a result of any breach of this Agreement by any party to this Agreement and, therefore, any party to this Agreement to whom performance is owed under any provision of this Agreement (in addition to any other rights and remedies available under this Agreement, applicable law or otherwise) shall be entitled to an injunction to be issued, or specific enforcement to be required, to prevent any other party to this Agreement from breaching, or continuing to breach, any provision of this Agreement.

                  (k) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                  (l) Any reference in this Agreement to any one gender (masculine, feminine or neuter), includes the other two, and the singular includes the plural, and vice versa, unless the context requires otherwise.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to duly execute this Agreement as of the date first set forth above.

                           EYETECH PHARMACEUTICALS, INC.

                           By: /s/ DAVID GUYER
                               ---------------------------------------
                           Name: David Guyer
                           Title: Chief Executive Officer

                           GILEAD SCIENCES, INC.

                           By: /s/ MARK L. PERRY
                               ---------------------------------------
                           Name: Mark L. Perry
                           Title: Senior Vice President, Operations

                                                                       Exhibit A

                          [FORM OF WARRANT CERTIFICATE]

                          EYETECH PHARMACEUTICALS, INC.

                               WARRANT CERTIFICATE

Date:_________________

         This Warrant Certificate (this "Certificate") certifies that ________ or its registered assigns (the "Holder") is the registered holder of a Warrant (the "Warrant") exercisable for ____________ shares (the "Warrant Shares") of Series B Preferred Stock, $0.01 par value per share ("Series B Preferred"), of EyeTech Pharmaceuticals, Inc., a Delaware corporation (the "Company"). In addition to the terms and conditions set forth in this Certificate, this Certificate is further subject to the terms and conditions of the Warrant Agreement, dated as of April __, 2000 (the "Warrant Agreement"), between the Company and __________. Capitalized terms used in this Certificate without definition shall have the meanings given to such terms in the Warrant Agreement.

         The Warrant entitles the Holder to receive the Warrant Shares from the Company, which shares shall be fully paid and nonassessable, upon surrender of this Certificate, the Exercise Form properly completed and executed and the aggregate Exercise Price for such Warrant Shares, at the office of the Company at 300 East 42nd Street, Third Floor, New York, New York 10017.

         The Warrant is exercisable at any time on or after the date hereof provided, however, that the Warrant shall expire to the extent not exercised on or before 5:00 p.m. New York time, March 30, 2005 (the "Expiration Date"). The Holder may only Transfer (as hereinafter defined) the Warrant in accordance with the terms of the Warrant Agreement. Any attempted Transfer of the Warrant in violation of the provisions of the Warrant Agreement shall be null and void and of no force and effect, and the Warrant subject to such attempted Transfer shall remain subject to the Warrant Agreement. This Certificate, when surrendered at the Company's offices by the Holder in person or by legal representative, for registration of a Transfer of the Warrant and this Certificate, shall be exchanged for one or more a new Certificates of like tenor evidencing in the aggregate the same number of Warrant Shares evidenced by such surrendered Certificate, subject to the limitations provided in the Warrant Agreement. "Transfer" means any sale, assignment, transfer, pledge, encumbrance, hypothecation, gift or other disposition or transfer, in whole or in part, of the Warrant.

         The Warrant Agreement is hereby incorporated by reference and made a part of this Certificate and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holder.

         In the event that the Warrant is exercised for less than the total number of Warrant Shares evidenced by this Certificate, there shall be issued to the Holder a new Certificate evidencing the remaining number of Warrant Shares.

         The Company shall not be required to issue fractions of Warrant Shares or any certificates which evidence fractional Warrant Shares. In lieu of such fractional Warrant Shares, a full Warrant Share (rounded up to the nearest whole number) shall be issued to the Holder.

         The Company may deem and treat the Holder as the absolute owner of this Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected or in any way bound by any notice to the contrary.

         WITNESS the signature of the duly authorized officer of the Company.

                           EYETECH PHARMACEUTICALS, INC.

                           By: _________________________________________________
                           Name:
                           Title

                                                                       Exhibit B

                     [FORM OF NOTICE OF EXERCISE OF WARRANT]

To: Eyetech Pharmaceuticals, Inc.

         The undersigned, pursuant to the provisions of the Warrant Certificate issued to the undersigned, hereby [check applicable subsection]:

                  [ ] exercises its rights under the attached Warrant Certificate to acquire __________________ shares of Series B Preferred Stock of the Company pursuant to
                           Section 2(a) of the Warrant Agreement, dated as of March 31, 2000 and tenders herewith payment of the aggregate Exercise Price of such shares in full.

                  OR

                  [ ] exercises its rights under the attached Warrant Certificate pursuant to Section 2(b) of the Warrant Agreement, dated as of March 31, 2000 with respect to ______ shares (gross) of Common Stock.

         Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

                            _________________________
                                     (Name)

                            _________________________

                            _________________________
                                    (Address)

         The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

         If this is a partial exercise of the Warrant Certificate, a new Warrant Certificate for the remaining number of shares of Series B Preferred Stock subject to the Warrant shall be issued by the Company to the undersigned.

Dated:
                                    [HOLDER]

                                    By: ________________________________________
                                    Name:
                                    Title:

                                      B-1